Exhibit 10.1

Allan D. Keel

President and CEO

Contango Oil & Gas Company

717 Texas Avenue, Suite 2900

Houston, Texas 77002

Dear Mr. Keel:

This letter agreement (this “Agreement”) sets forth the understanding between you (“Employee”) and Contango Oil & Gas Company (the “Company”) with respect to your resignation from employment and the severance payments and benefits for which you are eligible (which are those severance payments and benefits set forth in that certain Amended and Restated Employment Agreement by and between Employee and the Company dated November 30, 2016 (the “Employment Agreement”)). Capitalized terms not defined herein have the meanings given to them in the Employment Agreement. Employee and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

1. Resignation and Separation.

The Parties acknowledge and agree that, effective as of August 14, 2018 (the “Effective Date”), Employee has irrevocably resigned from: (i) all positions as an officer of the Company or any of its affiliates, (ii) the board of directors of the Company or any of its affiliates, and (iii) from the board of directors (or similar governing body) of any corporation, limited liability entity, unlimited liability entity, or other entity in which the Company or any of its affiliates holds an equity interest and with respect to which board of directors (or similar governing body) Employee serves as the Company or such Company affiliate’s designee or other representative immediately prior to the Effective Date.

The Parties agree that Employee’s employment with the Company will end as of 11:59 p.m. Houston, Texas time on September 13, 2018 (the “Separation Date”). Notwithstanding the foregoing, Employee’s employment shall automatically end prior to the Separation Date upon Employee’s death. Between the Effective Date and the Separation Date, Employee will work diligently and to the best of his abilities to assist the Company with the transition of his duties and perform those services as may be reasonably requested by the Company from time to time.

2. Separation Payments and Benefits. So long as (a) Employee’s employment is not terminated due to Employee’s death prior to September 13, 2018; and (b) Employee satisfies the release requirements described in Section 3.3 of the Employment Agreement, then the Company shall provide Employee with those severance payments and benefits described in Sections 3.2(b)(i), 3.2(b)(iii), and 3.2(b)(v) of the Employment Agreement (which, for the avoidance of doubt, represent the entirety of the severance pay and benefits for which Employee is eligible in the event of a termination of employment without Cause that does not occur within the Protection

Period), which severance payments and benefits will be provided at the time set forth in the Employment Agreement. In the event Employee’s employment ends prior to the Separation Date due to Employee’s death, he will remain eligible for the severance payments and benefits set forth in Section 3.2(c) of the Employment Agreement.

3. Employee’s Representations. Employee represents that Employee has not engaged, and will not engage, in any breach of fiduciary duty, breach of any duty of loyalty or disclosure, fraudulent activity, tortious activity or illegal activity, in each instance: (i) towards or with respect to the Company or any of its affiliates, or (ii) with respect to any action or omission undertaken (or that was failed to be undertaken) in the course of Employee’s employment or engagement with the Company or any of its affiliates. Employee further acknowledges that the terms of Articles II and IV of the Employment Agreement remain in full force and effect, and Employee will abide by such terms.

4. Governing Law; Arbitration. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of law thereof. The Parties agree that any controversy or claim arising out of or relating to this Agreement or Employee’s employment or other engagement with the Company or any of its affiliates shall be resolved pursuant to the arbitration procedures set forth in Section 4.11 of the Employment Agreement.

Allan, we appreciate your service to the Company and look forward to continuing to work with you during the upcoming transition period.

On behalf of the Company,

/s/ Joseph J. Romano

Joseph J. Romano
Chairman of the Board

ACKNOWLEDGED AND AGREED:

/s/ Allan D. Keel
Allan D. Keel

Date:	8/14/18